EXHIBIT 14.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in these Registration Statements No. 333-06378, No. 333-40516, No. 333-103888, No. 333-108149, No. 333-119949, No. 333-129640, No. 333-129733, No. 333-145041, No. 333-152662 and No. 333-157729, each on Form S-8, and Registration Statement No. 333-158262 and 333-159691 each on Form F-3 of our reports relating to the consolidated financial statements of WPP plc and subsidiaries (the “Company”) the effectiveness of the Company’s internal control over financial reporting dated 29 April 2011, appearing in the Annual Report on Form 20-F of WPP plc for the year ended 31 December 2010.

/s/ Deloitte LLP

DELOITTE LLP

London, United Kingdom

29 April 2011